Exhibit 21



                           SUBSIDIARIES OF REGISTRANT


The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

         South Branch Valley National Bank, a national banking association organized under the laws of the United States of America

         Capital State Bank, Inc., a state banking association organized under the laws of the State of West Virginia

         Shenandoah  Valley  National  Bank,  a  national  banking   association
                  organized under the laws of the United States of America

         Potomac Valley Bank, a state banking association organized under the laws of the State of West Virginia




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